EvergreenBancorp Reports 55% Increase in 2007 Third Quarter Net Income

SEATTLE, WA – October 18, 2007 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, reported net income for the third quarter of 2007 of $802,000, an increase of 55% from the $517,000 earned in the same quarter last year. Fully diluted earnings per share were $0.33, compared with $0.25 for the same quarter last year, a 32% increase. Total assets as of September 30, 2007 increased 19% to $410.0 million from $343.5 million at December 31, 2006.

Gerald Hatler, President and CEO of EvergreenBancorp, Inc., said, “We are quite pleased with the continued strong performance of our company. The backdrop of the strong economy in the Puget Sound region provides a great setting for executing our strategic plan.”

Financial Highlights

Third quarter and year-to-date 2007 highlights include:

•	Earnings per share (diluted) of $0.33, compared with $0.25 in third quarter of 2006, rose 32%. Year-to-date 2007 earnings per share (diluted) were $0.92 compared with $0.60 in 2006.

•	Net income for the third quarter of 2007 of $802,000 was up from $517,000 the same quarter last year, a $285,000 increase. Year to date, net income was $2.2 million, compared with $1.2 million for the same period last year.

•	Total assets increased 19% to $410.0 million from year-end 2006.

•	Net loans totaled $350.7 million at quarter end, a 21% increase year to date.

•	Total deposits as of September 30, 2007 were $320.5 million, a $64.1 million, or 25% increase year to date.

•	Annualized return on average equity for the quarter totaled 13% compared with 11% in the third quarter of 2006. Year-to-date 2007 annualized return on average equity was 12% compared with 9% for the first nine months of 2006.

•	The company’s efficiency ratio for the third quarter was 64% compared with 73% in the same quarter last year.

•	Nonperforming assets were 0.26% of total assets at quarter end, compared with 0.14% at the end of last year.

Operating Results

Net interest income for the third quarter of 2007, before provision for loan losses, was $4.3 million, an increase of $1.0 million, or 32%, over the $3.3 million recorded in the same quarter last year. After provision for loan losses, net interest income for the quarter totaled $3.8 million compared with $3.0 million in the third quarter of 2006. Noninterest income increased 16% over year earlier levels, to $515,000 from $443,000.

EvergreenBancorp’s net interest margin (taxable-equivalent) was 4.51% in the third quarter of 2007 compared with 4.63% in the third quarter of 2006. The decrease reflects the company’s greater reliance on non-core funding sources to meet continued strong loan demand. Year-to-date 2007 net interest margin (taxable-equivalent) was 4.44% compared with 4.72% for the first nine months of 2006.

Noninterest expense for the third quarter of 2007 was $3.1 million compared with $2.7 million for the same quarter in 2006. This represents an increase of $384,000, or 14%.

Balance Sheet Results

Total assets grew to $410.0 million at September 30, 2007 compared with $343.5 million at year-end 2006, an increase of 19%. Asset quality remains strong with nonperforming assets at the end of the third quarter of 2007 totaling $1.1 million, or 0.26% of total assets, compared with $497,000, or 0.14% of total assets outstanding on December 31, 2006. The Bank’s allowance for loan losses stood at $3.7 million, or 1.05% of total loans at September 30, 2007 compared with $2.8 million, or 0.95% of total loans at the end of 2006.

Hatler continued, “Strong balance sheet growth accompanied by consistently high asset quality have become hallmarks of EvergreenBank’s performance. Combined, these two aspects provide a strong base for moving into the future. Our shareholders have come to expect consistent improvement in return on equity.”

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
September 30, 2007 and December 31, 2006
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$8,276	$9,160
Federal funds sold	1,932	1,983
Interest-bearing deposits in financial institutions	8,213	760

Total cash and cash equivalents	18,421	11,903
Securities available-for-sale	26,388	29,531
Loans	354,438	292,449
Allowance for loan losses	(3,710)	(2,784)

Net loans	350,728	289,665
Premises and equipment	3,082	3,078
Cash surrender value of bank owned life insurance	5,487	5,316
Accrued interest and other assets	5,859	4,027

Total assets	$409,965	$343,520

Liabilities
Deposits
Noninterest-bearing	$56,040	$55,373
Interest-bearing	264,458	201,062

Total deposits	320,498	256,435
Federal Home Loan Bank advances	46,010	46,805
Junior subordinated debt	12,372	12,217
Accrued expenses and other liabilities	5,407	4,244

Total liabilities	384,287	319,701
Stockholders’ equity
Preferred stock; no par value; 100,000 shares authorized; none issued	—	—
Common stock and surplus; no par value; 15,000,000 shares authorized; 2,378,388 shares issued at September 30, 2007 (includes 19,500 unvested restricted stock); 2,353,262 shares issued at December 31, 2006	21,277	21,129
Retained earnings	5,163	3,453
Accumulated other comprehensive loss	(762)	(763)

Total stockholders’ equity	25,678	23,819

Total liabilities and stockholders’ equity	$409,965	$343,520

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Three month and nine month periods ended September 30, 2007 and 2006
(in thousands, except per share data)

	Three months ended		Nine months ended September
	September 30,		30,
	2007	2006	2007	2006
Interest income
Loans, including fees	$7,622	$5,170	$20,878	$13,570
Taxable securities	276	302	848	868
Tax-exempt securities	31	35	94	103
Federal funds sold and other	104	33	211	86

Total interest income	8,033	5,540	22,031	14,627
Interest expense
Deposits	3,033	1,636	7,799	3,857
Federal funds purchased	17	15	81	50
Federal Home Loan Bank advances	470	516	1,588	1,357
Junior subordinated debt	215	115	763	323

Total interest expense	3,735	2,282	10,231	5,587

Net interest income	4,298	3,258	11,800	9,040
Provision for loan losses	525	230	1,021	578

Net interest income after provision for loan losses	3,773	3,028	10,779	8,462
Noninterest income
Service charges on deposit accounts	363	292	1,061	847
Merchant credit card processing	45	42	137	112
Other commissions and fees	16	23	47	119
Net earnings on bank-owned life insurance	56	57	171	169
Other noninterest income	35	29	95	96

Total noninterest income	515	443	1,511	1,343
Noninterest expense
Salaries and employee benefits	1,517	1,325	4,370	4,011
Occupancy and equipment	501	418	1,464	1,299
Data processing	232	208	710	619
Professional fees	70	82	262	225
Marketing	140	159	366	349
State revenue and sales tax expense	150	98	396	254
Other noninterest expense	493	429	1,470	1,304

Total noninterest expense	3,103	2,719	9,038	8,061

Income before income taxes	1,185	752	3,252	1,744

Income tax expense	383	235	1,047	518

Net income	$802	$517	$2,205	$1,226

Basic earnings per share	$0.34	$0.26	$0.94	$0.61

Diluted earnings per share	$0.33	$0.25	$0.92	$0.60

Contacts:
EvergreenBancorp, Inc.
Gordon Browning
Executive Vice President and Chief Financial Officer
206-749-7350